March 16, 1998

Board of Directors
Indiana United Bancorp
201 N. Broadway
P. O. Box 87
Greensburg, IN 47240

Gentlemen:

You have requested that we provide you with our opinion as to certain Federal income tax consequences to Indiana United Bancorp (IUB) and IUB common stockholders (collectively, "IUB Shareholders" and individually an "IUB Shareholder") with respect to the proposed merger. Due to the nature of the transaction, the tax opinion to IUB and IUB common stockholders can only be properly analyzed if we also consider the effect to P.T.C. Bancorp (P.T.C.) and P.T.C. common shareholder (collectively "P.T.C. shareholders" and individually a "P.T.C. shareholder") with respect to the proposed merger.

Our opinion is based solely upon the factual information contained in the Agreement and Plan of Merger ("Agreement"), the Indiana United Bancorp and P.T.C. Bancorp Joint Proxy Statement ("Proxy Statement") contained within a Registration Statement on Form S-4 filed by IUB with respect to the proposed merger, and the representations and additional information provided us as set forth in the sections of this letter entitled "FACTS", "PROPOSED TRANSACTION," "REPRESENTATIONS" and "BUSINESS PURPOSE." IUB and P.T.C. have advised us that the Agreement, Proxy Statement and other statements and representations provide an accurate and complete description of the facts and circumstances concerning the proposed transaction, and we have made no independent inquiry into them.

                            SCOPE OF OPINION

The opinions expressed herein are rendered only with respect to the SPECIFIC MATTERS discussed herein, and we express no opinion with respect to any other legal, Federal, or State of Indiana income tax aspect of the transaction. If any of the facts, circumstances or representations are not entirely complete or accurate, it is imperative that we be informed immediately, as such an inaccuracy could have a material effect upon our conclusions. In rendering our opinion, we are relying upon the relevant provisions of the Internal Revenue Code of 1986 ("IRC"), as amended, the regulations thereunder and judicial and administrative interpretations thereof, which are subject to change or modification by subsequent legislative, regulatory, administrative or judicial decisions. Such changes could also have an effect on our opinion. It is possible that the Internal Revenue Service could take a position contrary to the conclusions we reach herein and that a court might uphold such a contrary position.

NO OPINION IS EXPRESSED WITH RESPECT TO ISSUES NOT SPECIFICALLY DISCUSSED
HEREIN.

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Indiana United Bancorp
March 16, 1998
Page 2
                                        FACTS

IUB is an Indiana based bank holding company that owns 100% of Union Bank and Trust of Indiana, Greensburg, Indiana, 100% of Regional Federal Savings Bank of New Albany, Indiana, 100% of Kentucky United Bancorp, Inc., of Greensburg, Indiana and 100% of IUB Capital Trust/granter trust of IUB). Regional Federal Savings Bank of New Albany owns 100% of Regional Pioneer Corporation of New Albany, Indiana. IUB files consolidated Federal income tax returns with its wholly-owned subsidiaries on a calendar year basis with the Internal Revenue Service Center, Cincinnati, Ohio.

IUB's articles of incorporation authorize the issuance of 3,000,000 shares of IUB common stock of which 1,250,897 are issued and outstanding, as well as 400,000 cumulative preferred shares, no par value, of which no shares are issued and outstanding. IUB's common stock is listed on the Nasdaq Stock Market. IUB, as a co-registrant with IUB Capital Trust, has recently issued approximately $22,000,000 of preferred securities of IUB Capital Trust. IUB has no other warrants, options, convertible securities or other type of right which can result in the issuance of additional common stock.

IUB prepares its Federal income tax returns on an accrual accounting method. IUB does not currently have, nor does it anticipate generating a net operating loss carryforward (or other tax attribute carryforward) prior to the proposed transaction described herein.

P.T.C. is a bank holding company which owns 100% of the stock of Peoples Trust Company of Brookville, Brookville, Indiana. P.T.C. files consolidated Federal income tax returns with its wholly owned subsidiary on a calendar year basis with the Internal Revenue Service Center in Cincinnati, Ohio. P.T.C. prepares its Federal income tax returns on an accrual accounting method. P.T.C. does not have, nor does it anticipate generating a net operating loss carryforward (or other tax attribute carryforward) prior to the proposed transactions described herein.

P.T.C.'s articles of incorporation authorize the issuance of 2,000,000 shares of P.T.C.'s common stock of which 1,026,401 shares are issued and outstanding. In addition, 30,731 shares are reserved for issuance in connection with a stock option plan. Further, P.T.C.'s articles of incorporation authorize the issuance of 1,000,000 preferred shares, no par value, of which no preferred shares are issued and outstanding. The aforementioned P.T.C. common shares are not listed on any established market.

On October 8, 1997, IUB and P.T.C. executed the Agreement and Plan of Merger. Further, IUB filed Form S-4 Registration Statement concerning the issuance of common shares and Rights to be issued in exchange for the common stock of P.T.C. pursuant to the Agreement. Upon the approval by the requisite number of P.T.C. Shareholders, the IUB common shares (to be issued pursuant to the Agreement) having been approved for listing on the Nasdaq Stock Market, Inc. and other conditions of the Agreement being met, P.T.C. will be merged into IUB. Upon the merger transaction becoming effective, IUB will be the surviving corporation. People's Trust Company will thereupon become a wholly owned subsidiary of IUB, and will continue to carry on its historic business activities.

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Indiana United Bancorp
March 16, 1998
Page 3
                                 PROPOSED TRANSACTION

IUB proposes to acquire P.T.C. by a merger (in accordance with applicable law) where P.T.C. will merge into IUB and common stock of IUB is given to present P.T.C. Shareholders as consideration for the acquisition.

The steps to complete and accomplish the merger include:

     1. P.T.C. will merge into IUB pursuant to State of Indiana law upon the Securities and Exchange Commission Form S-4 Registration Statement (covering the IUB common stock issuable in connection with the transaction) having been declared effective, the approval of the merger by the legally required majority of IUB's and P.T.C.'s shareholders, the approval for listing on Nasdaq (the IUB common shares issuable in the transaction) and other conditions to the merger being satisfied. IUB will be the surviving entity, and after the merger with P.T.C., will continue its historic business activities.

          P.T.C. Shareholders will have their P.T.C. stock converted to IUB common stock by virtue of an exchange ratio. Such exchange ratio is
          1.075 shares of IUB stock received for each share of P.T.C. stock exchanged. Fractional shares will be paid in cash. (Collectively "Electing P.T.C. Shareholders" and individually a "Electing P.T.C. Shareholder").

     2. By virtue of Section 23-1-44-11 through Section 23-1-44-19, of the Indiana Business Corporation Law (IBCL), dissenting P.T.C. shareholders who have properly perfected their dissent shall have the right to receive payment of the fair value of such P.T.C. common stock in cash. (Collectively "Dissenting P.T.C. Shareholders" and individually a "Dissenting P.T.C. Shareholder").

     3. Based on the pre-merger outstanding shares of P.T.C. and IUB and considering the aforementioned exchange ratio, it is anticipated that shareholders of P.T.C. (as a result of owning stock of P.T.C.) immediately after the merger transaction, will own approximately 47.6% of the fair market value of outstanding stock of IUB.

                                   REPRESENTATIONS

In connection with the proposed merger transaction, IUB represents and for matters relating to P.T.C. has no reason to believe otherwise the following:


     1. The fair market value of the IUB common stock to be received by each P.T.C. Shareholder will be approximately equal to the fair market value of the P.T.C. stock surrendered in the exchange. The written opinion of Stifel,

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Indiana United Bancorp
March 16, 1998
Page 4


          Nicolaus, and Company, Incorporated has been used in determining the fairness of the exchange to the holders of IUB common stock.

     2. There is no plan or intention by the P.T.C. Shareholders who own 1% or more of the P.T.C. stock, and to the best of the knowledge of the management of P.T.C., there is no plan or intention on the part of the remaining P.T.C. Shareholders to sell, exchange, or otherwise dispose of a number of shares of IUB stock received in the transaction that would reduce the P.T.C. Shareholder's ownership of IUB stock to a number of shares having a value, as of the date of the transaction, of less than 50% of the value of all of the formerly outstanding stock of P.T.C. on the same date. For purposes of this representation, shares of P.T.C. stock exchanged for cash or other property, surrendered by Dissenting P.T.C. Shareholders, or exchanged for cash in lieu of fractional shares of P.T.C. stock will be treated as outstanding P.T.C. stock on the date of the transaction. Moreover, shares of P.T.C. stock and shares of IUB stock held by P.T.C. Shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction will be considered in making this representation.

     3. IUB has no plan or intention to sell or otherwise dispose of any of the assets of People's Trust Company acquired in the transaction, except for dispositions in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Internal Revenue Code.

     4. IUB has no plan or intention to issue additional shares of its stock that would result in IUB losing control of People's Trust Company within the meaning of IRC Section 368(c).

     5. IUB has no plan or intention to reacquire any of its stock issued in the transaction.

     6. IUB has no plan or intention to liquidate People's Trust Company; to merge People's Trust Company with or into another corporation; to sell or otherwise dispose of the stock of People's Trust Company except for transfers of stock to corporations controlled by IUB, (or to cause People's Trust Company to sell or otherwise dispose of any of its assets or any of the assets acquired from P.T.C.), except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by IUB.

     7. The liabilities of P.T.C. assumed by IUB and the liabilities to which the transferred assets of P.T.C. are subject were incurred by P.T.C. in the ordinary course of its business.

     8. Following the transaction, IUB will continue the historic business of P.T.C. or use a significant portion of P.T.C.'s historic business assets in a business.

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Indiana United Bancorp
March 16, 1998
Page 5

     9. I.U.B., P.T.C. and the respective subsidiaries and Shareholders will pay their respective expenses, if any, incurred in connection with the transaction.

     10. There is no intercorporate indebtedness existing between IUB and P.T.C. or between the subsidiaries that was issued, acquired, or will be settled at a discount.

     11. In the transaction, shares of P.T.C. stock representing control of P.T.C., as defined in IRC Section 368(c), will be exchanged solely for voting stock of IUB.

     12. At the time of the transaction, P.T.C. will not have any outstanding warrants, options, convertible securities, or other type of right pursuant to which any person could acquire stock in P.T.C. that, if exercised or converted, will affect IUB's acquisition or retention of control of P.T.C. as defined in IRC Section 368(c).

     13. IUB does not own, nor has it owned during the past five years, any shares of the stock of P.T.C.

     14. No two parties to the transaction are investment companies as defined in IRC Section 368(a)(2)(F)(iii) and (iv).

     15. On the date of the transaction, the fair market value of the assets of P.T.C. will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

     16. P.T.C. is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of IRC Section 368(a)(3)(A).

     17. IUB's stock to be issued to the former shareholders of P.T.C. in connection with the transaction is neither putable nor callable.

     18. The merger of P.T.C. with and into IUB will qualify as a merger under the laws of the State of Indiana.

     19. It is anticipated that IUB will file a consolidated Federal income tax return for the year of the acquisition of P.T.C. This consolidated return will include the operations of People's Trust Company from the date of acquisition until the year ended December 31, 1998. P.T.C. and People's Trust Company will be responsible for their own Federal income tax return for the short period beginning January 1, 1998 and ending on the date prior to the acquisition date.

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Indiana United Bancorp
March 16, 1998
Page 6

     20. No distributions have been or will be made with respect to the stock of P.T.C. immediately preceding the proposed transaction except for regular normal distributions.

     21. None of the compensation to be received by shareholders/employees of P.T.C. will be separate consideration for, or allocable to, any of their shares of P.T.C. stock, and the compensation to be paid to them will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arms length for similar services.

     22. With respect to any of the above representations that constitute legal conclusions, IUB has made such representation following consultation with outside legal counsel regarding such legal conclusion.


                                   BUSINESS PURPOSE

The Board of Directors of I.U.B. and P.T.C. believe that the merger will provide the combined operations with a significantly stronger asset and resource base along with additional managerial resources. This structure will allow IUB to distribute a wider range of financial services to a larger market in a more efficient manner. This can be done on a combined basis more efficiently than either company can do separately. IUB and P.T.C. can expand financial services (i.e., increase potential lending ability) as a result of the reorganization. Finally, IUB and P.T.C. believe that the surviving organization's aggregate operating costs should be reduced via the elimination of duplicate services/outlays. All the above will also result in improved access to debt and equity markets. This will provide the shareholders of the combined entity a higher rate of return on their investment.

                                 RELEVANT AUTHORITIES

Based on the Agreement and Proxy Statement, the instant transaction conforms precisely with IRC Section 368 (a)(1)(A) due to the fact that P.T.C. is being merged into IUB under applicable State of Indiana law with IUB constituting the surviving corporation. Further, IUB will acquire control of P.T.C. (within the meaning of IRC Section 368(c)) solely in exchange for its voting common stock. Finally, immediately after the transaction IUB will hold substantially all of its own properties and substantially all of the properties of P.T.C. Accordingly, the merger of P.T.C. with and into IUB qualifies as a reorganization under IRC Section 368(a)(1)(A).

IRC Section 354(a) states that no gain or loss is recognized to a shareholder who surrenders his stock in exchange for other stock in an IRC Section 368(a) transaction (provided the stock surrendered and stock received are shares of a corporation that is a party to the reorganization). Thus, a P.T.C. Shareholder exchanging P.T.C. common stock solely for IUB common stock will recognize no gain or loss in connection with such exchange.

IRC Section 356(a) provides that if IRC Section 354 would apply to an exchange transaction, but for the fact that the property received in the exchange consists not only of property permitted by IRC Section 354 but also of other property or money, then gain, if any, to the recipient shall be recognized, but in an amount not in excess of the sum of such

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Indiana United Bancorp
March 16, 1998
Page 7


money and the fair market value of such other property. IRC Section 356(a)(2) states that if an exchange (described in IRC Section 356(a)(1)) has the effect of a dividend distribution (determined by applying IRC Section 318(a)), then there shall be treated as a dividend to each distributee such amount of the gain recognized under IRC Section 356(a)(1) which is not in excess of the distributee's ratable share of the corporation's undistributed earnings and profits accumulated after February 28, 1913. The remainder, if any, of the gain shall be treated as gain from the exchange of property. Thus, Electing P.T.C. Shareholders obtaining both cash and IUB stock may recognize gain to the extent of cash received in the transaction. A portion of such gain may constitute dividend income.

The United States Supreme Court addressed the application of IRC Section 356(a)(2) in connection with an IRC Section 368(a) reorganization transaction in COMMISSIONER V. DONALD E. CLARK, 89-1 USTC paragraph 9230. In CLARK, a taxpayer transferred all of the stock in his wholly owned corporation to the subsidiary of an acquiring parent entity in exchange for stock of the parent corporation and cash in a triangular reorganization transaction pursuant to IRC Section 368(a)(2)(D). The IRS argued the taxpayer's cash remuneration should be considered as if received from his (wholly owned) corporation (in a redemption transaction) immediately prior to the reorganization. The Supreme Court viewed the stock exchange and cash payment from the acquiring Parent entity as an "integrated whole," characterizing the reorganization as an exchange of taxpayer-corporation stock solely for acquiring parent corporation stock, followed by a post-reorganization redemption of a portion of the taxpayer's stock (received in the exchange transaction/reorganization) for cash. Thus, based on the Supreme Court's Clark opinion, Electing P.T.C. Shareholders (that receive both IUB stock and cash) will treat their P.T.C. shares as having been exchanged solely for IUB voting common stock with a subsequent deemed repurchase of the newly issued IUB shares (to determine dividend equivalency).

IRC Section 302(b) describes whether a redemption transaction constitutes a sale or exchange (versus a dividend). Generally, a redemption transaction will constitute an exchange, provided the redemption is either not essentially equivalent to a dividend, or it constitutes a substantially disproportionate redemption of stock or represents a complete termination of a shareholder's interest. For purposes of the foregoing, the constructive stock ownership provisions under IRC Section 318 are applied. Dissenting P.T.C. Shareholders and Electing P.T.C. Shareholders (obtaining cash for fractional shares) will be subject to the provisions and limitations of IRC
Section 302 in recognizing their cash consideration.

IRC Section 358(a) describes the income tax basis of property received by a distributee in IRC Section 354 and 356 transactions. Specifically, the foregoing provides that where a distributee receives stock in a transaction to which either Sections 354 or 356 apply, the basis of the property permitted to be received without recognizing gain or loss shall be the same income tax basis of that property exchanged:

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Indiana United Bancorp
March 16, 1998
Page 8


     A.   Decreased by:            1)   The fair market value of any
                                        other property (except money)
                                        received by the taxpayer, and

                                   2)   The amount of loss to the taxpayer
                                        which was recognized on the exchange.

     B.   Increased by:            1)   The amount which was treated as a
                                        dividend, and

                                   2)   The amount of gain to the
                                        taxpayer recognized on such
                                        exchange (not including any
                                        portion of such gain recognized
                                        as a dividend).

Electing P.T.C. Shareholders will apply the foregoing in calculating the basis of their IUB stock received in the transaction.

IRC Section 1223 addresses the determination of the holding period of property. Under IRC Section 1223(1), in determining the period for which a taxpayer has held property (received in an exchange), there shall be included, the period in which the taxpayer held the property exchanged, if, the property has, for purposes of determining gain or loss from a sale or exchange, the same basis in whole or in part in his hands as the property exchanged, provided the exchanged property (in the case of stock) constitutes a capital asset. Thus, the holding period of IUB common stock received by P.T.C. Shareholder in exchange for P.T.C. stock (constituting a capital asset) would include the exchanged P.T.C. stock's holding period pursuant to IRC Section 1223(1).

                                OPINION

Based solely on the proposed transaction as delineated in the Agreement, Proxy Statement, the "FACTS," "REPRESENTATIONS," "PROPOSED TRANSACTION" and "BUSINESS PURPOSE" as stated above, the Federal and State of Indiana income tax consequences of the proposed transaction in our view are as follows:

Provided the proposed merger of P.T.C. with and into IUB qualifies under State of Indiana law, the acquisition by IUB of P.T.C. common stock constituting control (within the meaning of IRC Section 368(c)) solely in

     1) exchange for IUB voting common stock will constitute a reorganization transaction within the meaning of IRC Section 368(a)(1)(A).

     2) P.T.C. and IUB will each be a party to the reorganization within the meaning of IRC Section 368(b).


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Indiana United Bancorp
March 16, 1998
Page 9


     3) No gain or loss will be recognized by IUB upon acquisition by IUB of substantially all of the assets of P.T.C. in exchange for IUB's common stock and cash. (Internal Revenue Code Section 1032(a)).

     4) The basis of the assets of P.T.C. received by IUB will be the same in the hands of IUB as the basis of such assets in the hands of P.T.C. immediately prior to the exchange. (Internal Revenue Code Section 362(b)).

     5) The holding periods of the assets of P.T.C. received by IUB will include the periods for which such assets were held by P.T.C. (Internal Revenue Code Section 1223(2)).

     6) Each IUB Shareholder is not a party to the reorganization transaction and, therefore, the reorganization transaction has no affect on their IUB shares owned. In addition, the IUB subsidiaries are also not a part of the merger and, therefore, there is no tax affect for these corporations.

     7) No gain or loss will be recognized by each P.T.C. Shareholder upon the exchange of their shares of P.T.C. into solely shares of common stock of IUB. (IRC Section 354(a)(1)).

     8) Each P.T.C. Shareholder exchanging P.T.C. common stock for IUB common stock and cash, shall recognize gain, if any, to the extent of money received from IUB and the fair market value of other property received from IUB (other than IUB voting common stock). (IRC Section 356(a)).

     9) For each P.T.C. Shareholder receiving cash and IUB common stock in the transaction, categorization of such P.T.C. Shareholder's gain under IRC Section 356(a)(2) as a dividend or exchange gain will be determined as if such P.T.C. Shareholder exchanged P.T.C. shares solely in exchange for IUB voting common stock, and subsequently redeemed such IUB voting common stock for cash. (COMMISSIONER V. CLARK, 89-2 USTC paragraph 9230).

     10) Where cash is received by a Dissenting P.T.C. Shareholder or Electing P.T.C. Shareholder in lieu of fractional shares, the cash remittance will be treated as having been distributed in redemption of such shareholder's stock subject to the provisions and limitations of IRC
          Section 302.

     11) The basis of the common stock of IUB received by a P.T.C. Shareholder will be the same as the basis of the P.T.C. stock exchanged therefore; decreased by the amount of other property and money received by such P.T.C. Shareholder and any loss recognized in the exchange, and increased by the amount of gain and dividend income recognized by such P.T.C. Shareholder in the transaction (IRC Section 358(a)(1)).
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Indiana United Bancorp
March 16, 1998
Page 10


     12) The holding period of the common stock of IUB received by a P.T.C. Shareholder will include the period during which the P.T.C. stock surrendered and exchanged therefore was held, provided the P.T.C. stock was a capital asset in the hands of such P.T.C. Shareholder on the date of the exchange (IRC Section 1223(1)).

     13) Based upon the aforementioned treatment for federal income tax purposes, the treatment for the State of Indiana income tax purposes for IUB, P.T.C. and P.T.C. Shareholders will be identical to the Federal tax treatment. The transaction will be treated for the State of Indiana purposes as also qualifying as a reorganization transaction under the principles of IRC Section 368 (a)(1)(A).

                                   * * * * * * *


We hereby consent to the filing of this Opinion, or copies hereof, as an Exhibit to the Registration Statement on Form S-4 to be issued by IUB (the "Registration Statement") pursuant to the Agreement and to the statement made regarding our Firm under the caption "Summary - Certain Federal Tax Consequences" and "The Merger--Certain Federal Income Tax Consequences" in the Proxy Statement constituting part of the Registration Statement.

The foregoing highlights certain Federal and State of Indiana income tax consequences to IUB and applicable IUB Shareholders. We would be pleased to discuss our conclusions further with the Board of Directors at a mutually convenient time.


Sincerely,


/s/ Douglas E. Born, CPA
---------------------------
Douglas E. Born, CPA
Firm Member
(317) 383-3680